THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITY NOR ANY INTEREST THEREIN MAY BE OFFERED. IT MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHICATED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$25,000 USD	October 21, 2008

Abviva, Inc., a company duly organized and existing under the laws of the State of Nevada (the “Company”) with its principal place of business at 110 Pine Avenue, Suite 1060, Long Beach, CA 90802, for value received, hereby promises to pay to the order of eFund Capital Management, LLC of 110 Pine Ave., Suite 1060, Long Beach, CA 90802 (the “Holder”) the principal sum of Twenty Five Thousand Dollars ($25,000) pursuant to the terms set forth herein..

1.

Principal Payment and Maturity Date.  The outstanding principal due under this Note shall be due and payable Ninety (90) days from the date of the closing which is January 22, 2008.

2.

Interest Payment.  This is Note shall accrue interest at a rate of 8% during its term and will adjust to the legal maximum if it becomes in default.

3.

Convertible.

This Note will convert into a convertible debenture on the same terms as the next convertible debenture entered into by the Company with an outside investor.

4.

Security.  This Note is unsecured.

5.

Waivers and Consents.  Maker hereby waives diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest, and specifically consents to and waives notice of any renewals or extensions of this Note, whether made to or in favor of Maker or any other person or persons.  Each expressly waives the pleading of any statute of limitations as a defense to any demand against Maker and all of said parties to the fullest extent permitted by law.  The waiver by Payee of any breach or violation of, or default under, any provision of this Note shall not be a waiver by such party of any other provision or of any subsequent breach or violation of this Note or default hereunder.

6.

Governing Law.  This Note is governed by and is to be construed and enforced in accordance with the laws of the State of California.  Any litigation or arbitration between the parties, which arises out of this Note, shall be instituted and prosecuted only in the appropriate California or Federal court, or other tribunal, situated in or near Los Angeles, California.  The parties hereto each specifically submits to the exclusive jurisdiction of such courts for purposes of any such action and the enforcement of any judgment or order arising therefrom.  The parties

 Page  October 22, 2008

hereto each waive any right to a change of venue and any and all objections to the jurisdiction of the California courts.  Notwithstanding the foregoing, the Payee may take such actions in a foreign jurisdiction which the Payee deems necessary and appropriate to enforce or collect any court judgment in any dispute arising out of this Note or to seek and obtain other relief as is necessary to enforce the terms of this Note.

7.

Default.  In the event that (a) the Company fails to make payment of the principal hereunder when due and does not cure such failure within five (5) days after receipt by the Company of written notice of such failure from one or more of the holders of the Note, or (b) files a petition for protection under any bankruptcy or insolvency law (a “Default”) then, in any such case, all outstanding amounts hereunder may be declared due and payable by the holder hereof, and upon such declaration shall become due and payable.

8.

Miscellaneous.  The Company agrees to pay the following costs, expenses, and attorneys' fees paid or incurred by any holder of this Note, or adjudged by a Court:  (a) all costs of collection, costs, expenses, and attorneys' fees paid or incurred in connection with the collection or enforcement of this Note if Payee is the prevailing party, whether or not suit is filed; and (b) costs of suit and such other sum as the Court may adjudge as attorneys' fees in an action to enforce payment of this Note or any part of it.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written by the duly authorized representative of the Company.

Abviva,Inc.

By:

      Barrett Evans

 Page  October 22, 2008